EXHIBIT 1

Notice Regarding Repurchase of Own Shares of Internet Initiative Japan Inc.

Repurchase of Own Shares Pursuant to the Provisions of Article 165, Paragraph 2 of the Corporation Law of Japan

TOKYO, Oct. 28, 2008 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. (IIJ) (Nasdaq:IIJI) (TSE1:3774) announced that its Board of Directors has resolved today to repurchase its own shares pursuant to Article 156, Paragraph 1 of the Corporation Law as applied pursuant to Article 165, Paragraph 3 of the Corporation Law and IIJ's Article of Incorporation.

Outline of repurchase

 1) Type of shares to be repurchased:          Common stock of IIJ

 2) Total number of shares to be repurchased:  Up to 4,000 shares
                                               (Equivalent to 1.94% of
                                               the common shares
                                               outstanding)

 3) Total amount to be repurchased:            Up to JPY 400,000,000

 4) Repurchasing period:                       From November 14, 2008
                                               to January 30, 2009

 (*) The shares to be repurchased within the limitation provided by law may include IIJ's American Depository Shares ("ADS"). The ADS is quoted on the Nasdaq market and the current ADS/share ratio is
     400 ADSs per 1 share of IIJ's common stock and can be transferred through our depository.

 (Reference)
  Total number of common shares outstanding (excluding treasury shares):  206,478 shares
  Number of treasury shares held by IIJ as of October 27, 2008:
   0 shares

This press release is published in order to publicly announce IIJ's repurchase of its own shares and is not prepared for the purpose of soliciting investment or any similar act inside or outside of Japan.

About IIJ

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the Securities and Exchange Commission, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:  Internet Initiative Japan Inc.
          Yuko Kazama (Ms.)
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp/